Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2021 Fourth Quarter Results

Oxford, CT – May 21, 2021 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2021.

Fourth Quarter Financial Highlights

	Fiscal 2021		Fiscal 2020		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$160.3		$185.8		-13.7%
Gross margin	$62.5	$62.7	$76.6	$76.7	-18.4%	-18.2%
Gross margin %	39.0%	39.1%	41.2%	41.3%
Operating income	$29.7	$32.5	$43.5	$43.0	-31.7%	-24.3%
Operating income %	18.6%	20.3%	23.4%	23.1%
Net income	$25.0	$27.4	$33.8	$33.1	-26.1%	-17.4%
Diluted EPS	$0.99	$1.08	$1.35	$1.33	-26.7%	-18.8%

(1)	Results exclude items in reconciliation below.

Twelve Month Financial Highlights

	Fiscal 2021		Fiscal 2020		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$609.0		$727.5		-16.3%
Gross margin	$234.1	$237.2	$289.1	$289.5	-19.0%	-18.1%
Gross margin %	38.4%	38.9%	39.7%	39.8%
Operating income	$111.5	$120.2	$156.8	$157.7	-28.9%	-23.7%
Operating income %	18.3%	19.7%	21.6%	21.7%
Net income	$89.6	$96.9	$126.0	$126.4	-28.9%	-23.3%
Diluted EPS	$3.58	$3.87	$5.06	$5.07	-29.2%	-23.7%

(1)	Results exclude items in reconciliation below.

Dr. Michael J. Hartnett, Chairman and Chief Executive Officer, said, “I am pleased with our team’s performance during a fiscal year challenged by the global pandemic. Sequential sales improvements, combined with outstanding expense control and execution drove our highest level of cash flow in the fourth quarter. We are encouraged by the expansion of demand for our industrial products and opportunities within our robust platforms in aerospace. We enter fiscal 2022 with a healthy backlog and we remain well-positioned to continue executing at a high level as we benefit from a prolonged recovery.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2021 were $160.3 million, a decrease of 13.7% from $185.8 million in the fourth quarter of fiscal 2020. Net sales for the aerospace markets decreased 28.6% while industrial market net sales increased 12.9%. Gross margin for the fourth quarter of fiscal 2021 was $62.5 million compared to $76.6 million for the same period last year. On an adjusted basis, gross margin for the fourth quarter of fiscal 2021 was $62.7 million compared to $76.7 million for the same period last year.

SG&A for the fourth quarter of fiscal 2021 was $27.4 million, a decrease of $3.6 million from $31.0 million for the same period last year. The decrease was primarily due to a reduction in personnel-related costs of $3.4 million and other costs of $0.5 million offset by $0.3 million of additional share-based stock compensation costs. As a percentage of net sales, SG&A was 17.1% for the fourth quarter of fiscal 2021 compared to 16.7% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2021 totaled $5.3 million compared to $2.1 million for the same period last year. For the fourth quarter of fiscal 2021, other operating expenses consisted primarily of $2.5 million of amortization of intangible assets, $1.5 million of costs associated with a cyber event, $1.0 million of restructuring and consolidation costs, and $0.3 million of other charges. For the fourth quarter of fiscal 2020, other operating expenses consisted primarily of $2.6 million of amortization of intangible assets, $0.8 million of restructuring costs and $0.1 million of other items offset by a $1.4 million gain on the sale of a surplus building.

Operating income for the fourth quarter of fiscal 2021 was $29.7 million compared to $43.5 million for the same period last year. Adjusted operating income for the fourth quarter of fiscal 2021 was $32.5 million compared to adjusted operating income of $43.0 million for the same period last year. Adjusted operating income as a percentage of net sales was 20.3% for the fourth quarter of fiscal 2021 compared to 23.1% for the same period last year.

Interest expense, net was $0.3 million for the fourth quarter of fiscal 2021 compared to $0.4 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2021 was $4.7 million compared to $9.2 million for the same period last year. The effective income tax rate for the fourth quarter of fiscal 2021 was 15.8% compared to 21.4% for the same period last year.

Net income for the fourth quarter of fiscal 2021 was $25.0 million compared to $33.8 million for the same period last year. On an adjusted basis, net income was $27.4 million for the fourth quarter of fiscal 2021 compared to $33.1 million for the same period last year.

Diluted EPS for the fourth quarter of fiscal 2021 was $0.99 per share compared to $1.35 per share for the same period last year. On an adjusted basis, diluted EPS was $1.08 for the fourth quarter of fiscal 2021 compared to $1.33 for the same period last year

Backlog as of April 3, 2021 was $394.8 million compared to $478.6 million as of March 28, 2020.

Liquidity

The Company ended fiscal 2021 with a strong cash balance and liquidity position. Cash and marketable securities at April 3, 2021 was $241.3 million compared to $103.3 million last year and the Company had approximately $262.3 million of undrawn revolving credit on its two bank facilities. The Company ended the year with total debt of $16.1 million and is in full compliance with all covenants under its credit agreements.

Outlook for the First Quarter Fiscal 2022

The Company expects net sales to be approximately $154.0 million to $158.0 million in the first quarter of fiscal 2022, compared to $156.5 million for the first quarter of fiscal 2021.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 5974655. An audio replay of the call will be available from 1:00 p.m. ET May 21st, 2021 until 1:00 p.m. ET May 28th, 2021. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference ID #5974655. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, COVID-19 pandemic, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Robert M. Sullivan

203-267-5014

rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
	2021	2020	2021	2020
Net sales	$160,295	$185,843	$608,984	$727,461
Cost of sales	97,826	109,259	374,878	438,358
Gross margin	62,469	76,584	234,106	289,103

Operating expenses:
Selling, general and administrative	27,409	30,985	106,000	122,565
Other, net	5,320	2,079	16,648	9,753
Total operating expenses	32,729	33,064	122,648	132,318

Operating income	29,740	43,520	111,458	156,785

Interest expense, net	335	399	1,430	1,885
Other non-operating expense (income)	(234)	180	(31)	761
Income before income taxes	29,639	42,941	110,059	154,139
Provision for income taxes	4,685	9,189	20,426	28,103
Net income	$24,954	$33,752	$89,633	$126,036

Net income per common share:
Basic	$1.00	$1.36	$3.61	$5.12
Diluted	$0.99	$1.35	$3.58	$5.06

Weighted average common shares:
Basic	24,948,546	24,745,009	24,851,344	24,632,637
Diluted	25,231,485	24,994,189	25,048,451	24,922,631

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to	April 3,	March 28,	April 3,	March 28,
Adjusted Gross Margin:	2021	2020	2021	2020
Reported gross margin	$62,469	$76,584	$234,106	$289,103
Inventory purchase accounting adjustment	-	97	-	368
Restructuring and consolidation	242	-	3,071	-
Adjusted gross margin	$62,711	$76,681	$237,177	$289,471

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	April 3,	March 28,	April 3,	March 28,
Adjusted Operating Income:	2021	2020	2021	2020
Reported operating income	$29,740	$43,520	$111,458	$156,785
Inventory purchase accounting adjustment	-	97	-	368
Net gain on sale of Houston building	-	(1,440)	-	(1,440)
Acquisition costs	-	-	-	901
Cyber event	1,507	-	1,507	-
Restructuring and consolidation	1,273	805	7,247	1,036
Adjusted operating income	$32,520	$42,982	$120,212	$157,650

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Twelve Months Ended
Per Common Share to Adjusted Net Income and	April 3,	March 28,	April 3,	March 28,
Adjusted Net Income Per Common Share:	2021	2020	2021	2020
Reported net income	$24,954	$33,752	$89,633	$126,036
Inventory purchase accounting adjustment (1)	-	76	-	303
Net gain on sale of Houston building (1)	-	(1,132)	-	(1,132)
Acquisition costs (1)	-	-	-	769
Cyber event (1)	1,269	-	1,269	-
Restructuring and consolidation (1)	1,071	633	5,848	827
Foreign exchange translation loss (1)	(173)	229	187	738
Discrete and other tax items credit (benefit)	254	(425)	(49)	(1,143)
Adjusted net income	$27,375	$33,133	$96,888	$126,398
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.10	$1.34	$3.90	$5.13
Diluted	$1.08	$1.33	$3.87	$5.07

Weighted average common shares:
Basic	24,948,546	24,745,009	24,851,344	24,632,637
Diluted	25,231,485	24,994,189	25,048,451	24,922,631

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
Segment Data, Net External Sales:	2021	2020	2021	2020
Plain bearings segment	$74,741	$93,919	$293,990	$358,291
Roller bearings segment	24,770	31,369	91,657	132,642
Ball bearings segment	23,090	20,622	83,704	74,231
Engineered products segment	37,694	39,933	139,633	162,297
	$160,295	$185,843	$608,984	$727,461

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
Selected Financial Data:	2021	2020	2021	2020
Depreciation and amortization	$7,932	$8,145	$32,744	$31,420

Share-based stock compensation expense	5,457	5,154	21,299	20,150

Adjusted operating income plus depreciation/amortization plus share-based stock compensation expense	$45,909	$56,281	$174,255	$209,220

Cash provided by operating activities	$41,867	$44,426	$152,453	$155,621

Capital expenditures	$2,963	$9,735	$11,772	$37,297

Total debt			$16,107	$23,012

Cash and marketable securities			$241,335	$103,255

Repurchase of common stock			$6,845	$12,209

Backlog			$394,773	$478,582

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
Net External Sales by Channel (1)	2021	2020	2021	2020
Aerospace:
Commercial - OEM	$49,816	$75,696	$205,240	$304,851
Commercial - Aftermarket/Distribution	12,234	18,972	49,537	70,870
Defense	23,251	24,729	98,304	93,525
	85,301	119,397	353,081	469,246
Industrial:
OEM and Marine	50,542	43,902	173,377	172,510
Aftermarket/Distribution	24,452	22,544	82,526	85,705
	74,994	66,446	255,903	258,215

	$160,295	$185,843	$608,984	$727,461

(1)	End markets are based on internal definitions and metrics considered by management when evaluating the performance of the business.